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Exhibit 11.0

               PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                   Computation of Net Income (Loss) Per Share
                      (In thousands except per share data)

                                                                    Year Ended December 31,
                                              -----------------------------------------------------------------
                                                    1995                      1996                     1997
                                              ---------------            -------------            -------------

Net Loss                                      $    (23,479)              $    (28,315)            $    (22,899)
Preferred Dividends                                 (3,263)                    (2,389)                  (4,644)
                                              ---------------            -------------            -------------
Net loss applicable to common stock
                                                   (26,742)                   (30,704)                 (27,543)
                                              ---------------            -------------            -------------
Common stock dividends
  Class A Common Stock                              13,716                     13,789                    7,019
  Class B Common Stock                                   -                          -                        -
  Class C Common Stock                               1,559                      1,559                      779
                                              ---------------            -------------            -------------
                                                    15,275                     15,348                    7,798
                                              ---------------            -------------            -------------
Undistributed net loss(1)                     $    (42,017)              $    (46,052)            $    (35,341)
                                              ---------------            -------------            -------------
                                              ---------------            -------------            -------------
Weighted average number of common shares
outstanding
  Class A Common Stock                              22,711                     22,983                   23,441
  Class B Common Stock                                  15                         12                       11
  Class C Common Stock                               2,598                      2,598                    2,598
                                              ---------------            -------------            -------------
                                                    25,324                     25,593                   26,050
                                              ---------------            -------------            -------------
                                              ---------------            -------------            -------------
Basic and Diluted earnings (losses) per
common share:

  Class A Common stock
   Distributed                                $       0.60               $       0.60             $       0.30
   Undistributed(1)                                  (1.66)                     (1.80)                   (1.36)
                                              ---------------            -------------            -------------
                                              $      (1.06)              $      (1.20)            $      (1.06)
                                              ---------------            -------------            -------------
                                              ---------------            -------------            -------------

  Class B Common Stock
    Distributed                               $          -               $          -             $          -

  Class C Common Stock
   Distributed                                $       0.60               $       0.60             $       0.30
   Undistributed                                     (1.66)                     (1.80)                   (1.36)
                                              ---------------            -------------            -------------
                                              $      (1.06)              $      (1.20)            $      (1.06)
                                              ---------------            -------------            -------------
                                              ---------------            -------------            -------------

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(1)   All of the undistributed net loss has been allocated to the Class A Common
Stock and Class C Common Stock since the Company exercised its right to terminate the Special Dividends on the Class B Common Stock effective August 31, 1994 "the expiration date". As a result of the termination of the Special Dividends, the holders of Class B Common Stock had the right to require the Company to purchase their shares at $17.50 per share plus all accrued and unpaid Special Dividends through the expiration date ($0.2763 per share for the period July 1, 1994 through August 31, 1994). As of December 31, 1997, 206 shares of Class B Common Stock were repurchased for approximately $3.6 million.

Prior to the termination of the Special Dividends, the Class B Common Stock could not participate in any additional dividends until the aggregate amount of dividends paid on Class A Common Stock and Class C Common Stock exceeded the Common Stock Allocation as defined. In 1994 an additional $112.3 million had to be paid as dividends on the Class A Common Stock and Class C Common Stock to reach the Common Stock Allocation.